APPROVAL OF AMENDMENT TO FIDELITY BOND

RESOLVED, that the actions taken by the officers in updating Item 1 of the Joint Fidelity Bond as outlined in Riders 14 through 19 attached hereto and made a part hereof are hereby approved;

RESOLVED FURTHER, that the Secretary or any Assistant Secretary of the Trust is hereby directed to make the filings and give the notices required by Rule 17g-1 under the Investment Company Act of 1940.